PHOENIX MULTI-SECTOR FIXED INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY


         PHOENIX MULTI-SECTOR FIXED INCOME FUND, INC., formerly National Multi-Sector Fixed Income Fund, Inc., a Maryland corporation having its principal Maryland office in the City of Baltimore in the State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: The Corporation has authority to issue FIVE HUNDRED MILLION (500,000,000) shares, of one or more distinct and separate series of classes thereof as the Board of Directors shall from time to time create and establish, with par value of Ten Cents ($.10) each, and with aggregate par value of FIFTY MILLION dollars ($50,000,000). At a meeting of the Board of Director of the Corporation held on September 20, 1991, the Board of Directors determined to implement a dual distribution system and, in connection therewith, to issue shares of the Corporation's capital stock in two classes: Class A and Class B. On September 3, 1997, the Corporation filed Articles Supplementary with the Department classifying the Corporation's shares of capital stock as follows:

                                              Number of Shares
        Name of Class                 Allocated on September 3, 1997
        -------------                 ------------------------------
        Class A                               125,000,000
        Class B                               125,000,000
        Class C                               125,000,000
        Class M                               125,000,000
        Common Stock                                    0

     SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     THIRD: At a meeting of the Board of Directors of the Corporation held on August 26, 1998, the Board of Directors classified as "Class A" shares of the Corporation FORTY ONE MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (41,666,667) unissued shares of Class M Common Stock of the Corporation, par value Ten Cents ($.10) per share; classified as "Class B" shares of the Corporation

FORTY ONE MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (41,666,667) unissued shares of Class M Common Stock of the Corporation, par value Ten Cents ($.10) per share; and classified as "Class C" shares of the Corporation FORTY ONE MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX (41,666,666) unissued shares of Class M Common Stock of the Corporation, par value Ten Cents ($.10) per share. Based on the foregoing, notwithstanding anything possibly to the contrary, there shall presently exist ONE HUNDRED SIXTY-SIX MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (166,666,667) shares of Class A Common Stock of the Corporation, par value Ten Cents ($.10) per share; ONE HUNDRED SIXTY-SIX MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN (166,666,667) shares of Class B Common Stock of the Corporation, par value Ten Cents ($.10) per share: ONE HUNDRED SIXTY-SIX MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX (166,666,666) shares of Class C Common Stock of the Corporation, par value Ten Cents ($.10) per share. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the classes of shares shall be as set forth in the Corporation's Articles of Incorporation, as amended, as shall be subject to all provisions of the Articles of Incorporation relating to shares of the Corporation generally, and those set forth as follows:

     (a) The assets belonging to each Class shall be invested in the same investment portfolio of the Corporation.

     (b) The dividends and distributions of investment income and capital gains with respect to each Class shall be in such amounts as may be declared from time to time by the Board of Directors, and the dividends and distributions of each class may vary from dividends and distribution of investment income and capital gains with respect to the other classes to reflect differing allocations of the expenses of the Corporation among the holders of the classes and any resultant differences between the net asset value per share of each class, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with the order dated September 13, 1993 (Investment Company Act of 1940 Release No. IC-19706) issued by the Securities and Exchange Commission in connection with the application for exemption filed by National Multi-Sector Fixed Income Fund, Inc., et.al., any amendments to such order or any rule or interpretation under the Investment Company Act of 1940 that modifies or supercedes such order.

     (c) Class A shares (including fractional shares) may be subject to an initial sales charge pursuant to the terms of the issuance of such shares.

     (d) The proceeds of the redemption of Class B shares (including fractional shares) shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such shares.

     (e) The holders of each class of shares shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the respective class, and (ii) no

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          voting rights with respect to provisions of any Plan applicable to any other class, or with regard to any other matter submitted to a vote of shareholders which does not affect holders of that respective class.

     (f) (1) Each Class B Share, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B Shares, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A Shares on the date that is the first business day following the month in which the eighth anniversary date of the date of issuance of the Class B Share falls (the "Conversion Date"). With respect to Class B Shares issued in an exchange or Series of exchanges for shares of capital stock or beneficial interest, as applicable, of another investment company or class or series thereof registered under the Investment Company Act of 1940 pursuant to an exchange privilege granted by the Corporation, the date of issuance of the Class B Shares for purposes of the immediately preceding sentence shall be the date of issuance of the original shares of capital stock or beneficial interest, as applicable.

          (2) Each Class B share acquired through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares in shareholder's Fund account (other than those described in the sub-account) convert to Class A shares, an equal pro rata portion of the Class B shares then in the sub-account will also convert to Class A shares without any action or choice on the part of the holder thereof. The portion will be determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through dividends and distributions.

          (3) The conversion of Class B shares to Class A shares is subject to the continuing availability of an opinion of counsel or a ruling of the Internal Revenue Service that payment of different dividends on Class A shares and Class B shares does not result in the Corporation's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended, and that the conversion of shares does not constitute a taxable event under federal income tax law.

          (4) The number of Class A shares into which a share of Class B shares is converted pursuant to paragraphs (f)(1) and (f)(2) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares (for purposes of sales and redemptions thereof on the Conversion Date) by the net asset value per share of the Class A shares (for purposes of sales and redemptions therof on the Conversion
          Date).

          (5) On the Conversion Date, the Class B shares converted into shares of Class A shares will cease to accrue dividends and will no longer be deemed outstanding and the rights of the holders thereof (except the right to receive (i) the number of Class A shares into which the Class B shares have been converted and (ii) declared but unpaid dividends to the Conversion Date) will cease. Certificates representing Class A shares resulting from the conversion need not be issued until certificates representing Class B shares converted, if such certificates have been issued, have been received by the Corporation or its agent duly endorsed for transfer.

     FOURTH: The shares of the Corporation classified pursuant to Article THIRD of these Articles Supplementary have been duly authorized and classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation and in accordance with Section 2-208 of the Maryland General Corporation Law.

     IN WITNESS WHEREOF, PHOENIX MULTI-SECTOR FIXED INCOME FUND, INC. has caused these Articles Supplementary to be executed by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

     DATED this 30th day of November, 1998.

                                    PHOENIX MULTI-SECTOR FIXED INCOME FUND, INC.


                                   By: /s/ Philip R. McLoughlin
                                       -----------------------------------------
                                       Philip R. McLoughlin, President

ATTEST:


By: /s/ Thomas N. Steenburg
    -----------------------------------------
    Thomas N. Steenburg, Assistant Secretary